UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 24, 2017

ALLIANCE RESOURCE PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware		73-1564280
(State or other jurisdiction of incorporation or organization)	Commission File No.: 0-26823	(IRS Employer Identification No.)

1717 South Boulder Avenue, Suite 400, Tulsa, Oklahoma 74119

(Address of principal executive offices and zip code)

(918) 295-7600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2

of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the

Exchange Act. ☐

ITEM 2.03Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 8.01 of this Current Report is incorporated by reference into this Item 2.03.

ITEM 8.01   Other Events

Indenture

On April 24, 2017, in connection with the previously announced offering of $400 million in aggregate principal amount of senior unsecured notes due 2025 in a private placement to eligible purchasers (the “Offering”), Alliance Resource Operating Partners, L.P. ("AROP"), a subsidiary of Alliance Resource Partners, L.P. ("ARLP") and Alliance Resource Finance Corporation, AROP’s wholly owned subsidiary (together with AROP, the "Issuers") entered into an Indenture (the “Indenture”), among the Issuers, the Guarantors (as defined below) and Wells Fargo Bank, National Association, as trustee (“Wells Fargo”). The Notes are guaranteed (the “Guarantees”), jointly and severally, on a senior unsecured basis by ARLP and by AROP’s existing subsidiaries other than AROP Funding, LLC, Wildcat Insurance, LLC and Matrix Design Africa (PTY) LTD (collectively, the “Guarantors”).

On April 24, 2017, the Offering was completed and the Notes were issued pursuant to the Indenture. The Notes will be resold within the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and outside the United States only to non-U.S. persons in reliance on Regulation S under the Securities Act. The Notes will accrue interest from April 24, 2017 at the rate of 7.5% per year. Interest on the Notes will be payable semi-annually in arrears on each May 1 and November 1, commencing on November 1, 2017.

The net proceeds from the Offering of the Notes and the Guarantees will be used to repay AROP’s outstanding Series B senior notes due 2018, the term loan outstanding under AROP’s credit facility and a portion of the existing revolving borrowings under AROP’s credit facility.

The Indenture contains customary terms, events of default and covenants relating to, among other things, the incurrence of debt, the payment of distributions or similar restricted payments, undertaking transactions with affiliates and limitations on asset sales.

At any time prior to May 1, 2020, the Issuers may redeem up to 35% of the aggregate principal amount of the Notes at a redemption price equal to 107.5% of the principal amount redeemed, plus accrued and unpaid interest, if any, to the redemption date, with an amount of cash not greater than the net proceeds from one or more equity offerings. The Issuers may also redeem all or a part of the Notes at any time on or after May 1, 2020, at the redemption prices set forth in the Indenture, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. At any time prior to May 1, 2020, the Issuers may redeem the Notes at a redemption price equal to the principal amount of the Notes plus a “make-whole” premium, plus accrued and unpaid interest, if any, to the redemption date.

The Notes and the Guarantees are the general unsecured obligations of the Issuers and the Guarantors and rank equally in right of payment with all of the Issuers’ and the Guarantors’ existing and future senior indebtedness and senior to all of the Issuers’ and the Guarantors’ future subordinated indebtedness, if any. The Notes and the Guarantees are effectively subordinated in right of payment to all of the Issuers’ and the Guarantors’ existing and future secured debt, including debt under AROP's senior secured credit facility and guarantees thereof, to the extent of the value of the assets securing such debt, and are structurally subordinated to all indebtedness of any of ARLP’s subsidiaries that do not guarantee the Notes.

The summary of the Indenture set forth in this Item 8.01 does not purport to be complete and is qualified by reference to such agreement, a copy of which is being filed as Exhibit 4.1 hereto and is incorporated herein by reference.

ITEM 9.01.    Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
4.1

Indenture, dated as of April 24, 2017, by and among Alliance Resource Operating Partners, L.P. and Alliance Resource Finance Corporation, as issuers, Alliance Resource Partners, L.P., as parent, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

4.2	Form of 7.500% Senior Note due 2025 (included in Exhibit 4.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Alliance Resource Partners, L.P.

By:	Alliance Resource Management GP, LLC,
its managing general partner

By:	/s/ Joseph W. Craft III
Joseph W. Craft III
President, Chief Executive Officer
and Director

Date: April 24, 2017